Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 15, 2023 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2023.

Revenue for fiscal 2023 totaled $2.7 billion, a 6% decrease compared to the $2.8 billion in the prior year.

Income from continuing operations for fiscal 2023 was $77.6 million, or $1.42 per share, compared to a loss from continuing operations of $287.7 million, or $5.57 per share, in the prior year. Excluding all items that affect comparability from both periods, current year adjusted income from continuing operations was $247.7 million, or $4.54 per share, compared to $219.8 million, or $4.07 per share, in the prior year. For a reconciliation of income (loss) from continuing operations to adjusted income from continuing operations, see the attached table.

Fiscal 2023 adjusted EBITDA from continuing operations was $505.3 million, a 10% increase from the prior year of $458.2 million. Adjusted EBITDA from continuing operations excluding unallocated amounts (primarily corporate overhead) of $55.9 million, was $561.2 million in 2023, increasing 10% from the prior year of $512.0 million (which excluded unallocated amounts of $53.9 million). For a definition of adjusted EBITDA, a non-GAAP measure, and a reconciliation of adjusted EBITDA to income (loss) before taxes from continuing operations, see the attached table.

Revenue for the fourth quarter totaled $641 million, decreasing 10% from $709 million in the prior year quarter.

Fourth quarter income from continuing operations was $42.0 million, or $0.79 per share, compared to a loss from continuing operations of $415.4 million, or $7.97 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, current year fourth quarter adjusted income from continuing operations was $63.1 million, or $1.19 per share compared to $59.7 million, or $1.09 per share, in the prior year fourth quarter. For a reconciliation of income (loss) from continuing operations to adjusted income from continuing operations, see the attached table.
Adjusted EBITDA from continuing operations for the fourth quarter totaled $121.3 million, a 3% decrease from the prior year quarter of $124.8 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $13.5 million in the current quarter and $14.2 million in the prior year quarter, totaled $134.8 million, decreasing 3% from the prior year quarter of $139.0 million. For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income (loss) before taxes from continuing operations, see the attached table.

"We are pleased with Griffon’s results for the fourth quarter and fiscal year. Our strong performance was primarily driven by our Home and Building Products ("HBP") segment throughout the year and improved fourth quarter performance of Consumer and Professional Products (“CPP”)," said Ronald J. Kramer, Chairman and Chief Executive Officer. "HBP benefited from increased commercial volume as well as favorable pricing and mix across all products and channels. HBP’s results also reflect increased investment in business development, as well as investments in productivity and innovation that will drive future growth.”

“Our Consumer and Professional Products segment's performance continues to reflect challenging market conditions, with all channels and geographies being affected by reduced consumer demand and elevated customer inventory levels,” continued Mr. Kramer. “CPP is addressing these challenges by expanding its global sourcing strategy to include certain product categories that are currently manufactured in and for the U.S. market. This initiative, announced on May 3, 2023, is progressing well.”

“During the fiscal year, we took significant actions to enhance shareholder value, strengthen our balance sheet and improve our financial flexibility,” said Mr. Kramer. “In May, we increased our regular quarterly dividend by 25%, paid a $2.00 per share special dividend, and announced a $200 million increase to our share repurchase authorization, bringing the total authorization to $258 million. During fiscal 2023, we repurchased 4.1 million shares for $151 million; increased the size of our revolving credit facility from $400 million to $500 million and extended its maturity to August 1, 2028 from March 22, 2025; and prepaid $25 million of our Term Loan B Facility. Griffon returned a total of $285 million to shareholders through dividends and share repurchases during 2023."

“In fiscal 2024, we will continue to use our free cash flow to support our capital allocation strategy with a focus on opportunistically repurchasing shares, reducing debt, supporting our regular quarterly dividend and investing in our businesses. Earlier today we announced that our Board declared a regular quarterly dividend of $0.15 per share, which is a 20% increase from our last quarterly dividend and a 50% increase from quarterly dividend announced last November. These actions reflect the strength of our businesses, as well as our confidence in our strategic plan and outlook,” Mr. Kramer stated in conclusion.

Segment Operating Results

Home and Building Products
HBP revenue in 2023 of $1.6 billion increased 5% compared to 2022, due to favorable commercial and residential pricing and mix of 8%, partially offset by a decline in volume of 3%. The volume decrease was primarily driven by residential, partially offset by increased commercial.

HBP adjusted EBITDA in 2023 of $510.9 million increased 24% compared to 2022. Adjusted EBITDA benefited from the increased revenue noted above and reduced material costs, partially offset by increased labor, transportation, advertising and marketing costs.

HBP revenue in the current quarter of $394.1 million declined 7% from the prior year quarter primarily due to decreased residential volume, partially offset by increased commercial volume.

HBP adjusted EBITDA in the current quarter of $120.5 million decreased 9% compared to the prior year quarter due to decreased revenue noted above, and increased labor, marketing and advertising costs, partially offset by reduced material costs.

Consumer and Professional Products
CPP revenue in 2023 was $1.1 billion, a decline of 18% compared to 2022, primarily resulting from a 25% decrease in volume across all channels and geographies driven by reduced customer demand, elevated customer inventory levels, and customer supplier diversification in the U.S. The volume decline was partially offset by $75.8 million of Hunter revenue, or 6%, for the portion of the comparable year-to-date period in which Hunter was not owned by Griffon in the prior year, as well as price and mix of 3%. Hunter contributed $282.7 million during 2023 compared to $246.5 million in 2022. Foreign exchange was 2% unfavorable.

CPP adjusted EBITDA in 2023 of $50.3 million, decreased 49% compared to 2022, primarily due to the unfavorable impact of the reduced volume noted above and its related impact on manufacturing and overhead absorption, partially offset by reduced material costs, discretionary spending and $7.7 million of Hunter EBITDA for the portion of the comparable year-to-date period for which Hunter was not owned by Griffon in the prior year. EBITDA reflected an unfavorable foreign exchange impact of 2%. Hunter contributed $56.9 million during 2023 compared to $43.6 million in 2022.

CPP revenue in the current quarter of $247.3 million decreased 13% compared to the prior year period primarily due to decreased volume across all channels and geographies driven by reduced customer demand, elevated customer inventory levels and customer supplier diversification in the U.S. Hunter contributed $64.6 million in the current quarter compared to $69.9 million in the prior year period.

CPP adjusted EBITDA in the current quarter of $14.3 million increased $7.4 million more than doubling from the prior year quarter driven by reduced material costs, partially offset by the impact of the reduced revenue noted above. Hunter contributed $15.2 million in the current quarter compared to $12.5 million in the prior year period.

CPP Global Sourcing Strategy Expansion

In response to market conditions, Griffon’s CPP segment announced in May 2023 that it is expanding its global sourcing strategy to include long handle tools, material handling, and wood storage and organization product lines for the U.S. market.

By transitioning these product lines to an asset-light structure, CPP’s operations will be better positioned to serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world. These actions will be essential to CPP achieving 15% EBITDA margins, while enhancing free cash flow through improved working capital and significantly lower capital expenditures.

The global sourcing strategy expansion is expected to be complete by the end of calendar 2024. Over that period, CPP expects to reduce its U.S. facility footprint by approximately 1.2 million square feet, or 30%, and its headcount by approximately 600.

Implementation of this strategy over the duration of the project will result in charges of $120 to $130 million, including $50 to $55 million of cash charges for employee retention and severance, operational transition, and facility and lease exit costs, and $70 to $75 million of non-cash charges primarily related to asset write-downs. Capital investment in the range of $3 to $5 million will also be required. These costs exclude cash proceeds from the sale of real estate and equipment, which are expected to largely offset the cash charges, and also exclude inefficiencies due to duplicative labor costs and absorption impacts during transition.

To date, the global sourcing expansion project remains on schedule and within budget. By the end of December 2023, CPP will have ceased operations at two manufacturing facilities and four wood mills,

representing over one million square feet of space. The remaining affected AMES locations will transition during calendar year 2024.

During the quarter ended September 30, 2023, CPP incurred pre-tax cash restructuring charges of $10.3 million. During the year ended September 30, 2023, pre-tax restructuring charges totaling $92.5 million consisted of cash charges of $33.5 million and non-cash, asset-related charges totaled $58.9 million.

Taxes
For the year ended September 30, 2023, the Company reported income before tax from continuing operations and recognized a tax provision of 31.1%. For the year ended September 30, 2022, the Company reported a loss before tax from continuing operations and recognized a tax provision of 6.2%. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2023 and 2022 were 27.3% and 29.0%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2023, the Company had cash and cash equivalents of $102.9 million and total debt outstanding of $1.47 billion, resulting in net debt of $1.37 billion. Leverage, as calculated in accordance with our credit agreement, was 2.6x net debt to EBITDA. Free cash flow of $389.1 million in fiscal 2023 reflects the Company's strong 2023 operating results. At September 30, 2023, borrowing availability under the revolving credit facility was $436.6 million, subject to certain loan covenants. Capital expenditures, net, were $42.6 million for the year ended September 30, 2023.

On August 2, 2023, Griffon announced that it amended its credit agreement to increase the size of its revolving credit facility from $400 million to $500 million, and extend its maturity from March 22, 2025 to August 1, 2028. The Amended Credit Agreement continues to provide for a Term Loan B facility, which matures on January 24, 2029.

On April 20, 2023, Griffon announced that the Board of Directors approved an increase of its share repurchase authorization to $258 million from the prior unused authorization of $58 million. Share repurchases during the quarter ended September 30, 2023 totaled 1.6 million shares of common stock, for a total of $65.4 million, or an average of $40.86 per share. Share repurchases totaled 4.1 million shares of common stock in fiscal 2023, for a total of $150.8 million, or an average of $36.39 per share. These share repurchases represent approximately 7.2% of the shares outstanding as of March 31, 2023.

As of September 30, 2023, $107.2 million remained under these Board authorized share repurchase programs.

2024 Outlook

We expect Griffon fiscal year 2024 revenue of $2.6 billion and adjusted EBITDA of $525 million, excluding unallocated costs of $54 million, charges related to AMES’s global sourcing expansion of $25 million and strategic review retention costs of $10 million. Free cash flow, including capital expenditures of $70 million, is expected to exceed net income, with depreciation of $41 million and amortization of $22 million. Fiscal year 2024 interest expense is expected to be $103 million, and Griffon's normalized tax rate is expected to be 28%.

We anticipate 2024 HBP segment revenue will decrease by 3% to 5% year-over-year due to softer residential repair and remodeling demand, and comparison to a prior year which included volume from significant residential door backlog, partially offset by residential and commercial market share gains. HBP EBITDA margin for 2024 is expected to continue to be in excess of 30%.

CPP 2024 revenue is expected to decrease by 3% to 5% year-over-year due to continued soft consumer demand and elevated customer inventory levels, partially offset by normalized weather. CPP EBITDA margin is expected to see modest improvement as AMES U.S. operations transition to an asset-light operating model.

Conference Call Information

The Company will hold a conference call today, November 15, 2023, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13741868. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, November 15, 2023 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13741868. The replay will be available through Wednesday, November 29, 2023 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies. Statements that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,”, "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including, in particular, the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@Griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, defined as income before taxes from continuing operations, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2023	2022	2023	2022

Home and Building Products	$394,131	$424,156	$1,588,505	$1,506,882
Consumer and Professional Products	247,254	284,787	1,096,678	1,341,606
Total revenue	$641,385	$708,943	$2,685,183	$2,848,488

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2023	2022	2023	2022
ADJUSTED EBITDA
Home and Building Products	$120,530	$132,120	$510,876	$412,738
Consumer and Professional Products	14,252	6,877	50,343	99,308
Total Segments	134,782	138,997	561,219	512,046
Unallocated amounts, excluding depreciation*	(13,499)	(14,164)	(55,887)	(53,888)
Adjusted EBITDA	121,283	124,833	505,332	458,158
Net interest expense	(24,957)	(23,179)	(99,351)	(84,164)
Depreciation and amortization	(15,409)	(17,637)	(65,445)	(64,658)
Goodwill and intangible impairments	(9,200)	(517,027)	(109,200)	(517,027)
Restructuring charges	(10,272)	(4,391)	(92,468)	(16,782)
Debt extinguishment, net	(437)	758	(437)	(4,529)
Acquisition costs	—	—	—	(9,303)
Gain on sale of building	1,803	—	12,655	—
Strategic review - retention and other	9	(6,463)	(20,225)	(9,683)
Special dividend ESOP charges	(6,452)	(10,538)	(15,494)	(10,538)
Proxy expenses	—	—	(2,685)	(6,952)
Fair value step-up of acquired inventory sold	—	—	—	(5,401)
Income (loss) before taxes from continuing operations	$56,368	$(453,644)	$112,682	$(270,879)
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2023	2022	2023	2022
Segment:
Home and Building Products	$3,541	$3,761	$15,066	$16,539
Consumer and Professional Products	11,720	13,731	49,811	47,562
Total segment depreciation and amortization	$15,261	$17,492	$64,877	$64,101
Corporate	148	145	568	557
Total consolidated depreciation and amortization	$15,409	$17,637	$65,445	$64,658

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of net cash provided by operating activities from continuing operations to FCF:

	For the year ended September 30,
(in thousands)	2023	2022
Net cash provided by operating activities - continuing operations	$431,765	$59,240
Acquisition of property, plant and equipment	(63,604)	(42,488)
Proceeds from the sale of property, plant and equipment	20,961	90
FCF	$389,122	$16,842

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and twelve month periods ended September 30, 2023 and 2022:

(in thousands)	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2023	2022	2023	2022
Gross Profit, as reported	$245,880	$249,800	$948,821	$936,886
% of revenue	38.3%	35.2%	35.3%	32.9%
Adjusting items:
Restructuring charges(1)	5,606	2,745	82,028	7,964
Fair value step-up of acquired inventory sold	—	—	—	5,401
Gross Profit, as adjusted	$251,486	$252,545	$1,030,849	$950,251
% of revenue	39.2%	35.6%	38.4%	33.4%
(1) For the quarter and year ended September 30, 2023 restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended September 30,		For the For the Twelve Months Ended September 30,
	2023	2022	2023	2022
Selling, general and administrative expenses, as reported	$157,274	$166,349	$642,734	$608,926
% of revenue	24.5%	23.5%	23.9%	21.4%
Adjusting items:
Restructuring charges(1)	(4,666)	(1,646)	(10,440)	(8,818)
Acquisition costs	—	—	—	(9,303)
Strategic review - retention and other	9	(6,463)	(20,225)	(9,683)
Proxy expenses	—	—	(2,685)	(6,952)
Special dividend - ESOP	(6,453)	(10,538)	(15,494)	(10,538)
Selling, general and administrative expenses, as adjusted	$146,164	$147,702	$593,890	$563,632
% of revenue	22.8%	20.8%	22.1%	19.8%
(1) For the quarter and year ended September 30, 2023 restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Revenue	$641,385	$708,943	$2,685,183	$2,848,488
Cost of goods and services	395,505	459,143	1,736,362	1,911,602
Gross profit	245,880	249,800	948,821	936,886

Selling, general and administrative expenses	157,274	166,349	642,734	608,926
Goodwill and intangible asset impairments	9,200	517,027	109,200	517,027
Total operating expenses	166,474	683,376	751,934	1,125,953

Income (loss) from continuing operations	79,406	(433,576)	196,887	(189,067)

Other income (expense)
Interest expense	(26,277)	(23,268)	(101,445)	(84,379)
Interest income	1,320	89	2,094	215
Gain on sale of building	1,803	—	12,655	—
Debt extinguishment, net	(437)	758	(437)	(4,529)
Other, net	553	2,353	2,928	6,881
Total other expense, net	(23,038)	(20,068)	(84,205)	(81,812)

Income (loss) before taxes from continuing operations	56,368	(453,644)	112,682	(270,879)
Provision (benefit) for income taxes	14,403	(38,283)	35,065	16,836
Income (loss) from continuing operations	$41,965	$(415,361)	$77,617	$(287,715)

Discontinued operations:
Income (loss) before taxes from operations of discontinued businesses	—	(1,432)	—	116,345
Provision from income taxes	—	39	—	20,188
Income (loss) from discontinued operations	—	(1,471)	—	96,157
Net income (loss)	$41,965	$(416,832)	$77,617	$(191,558)

Basic earnings per common share:
Income (loss) from continuing operations	$0.83	$(7.97)	$1.49	$(5.57)
Income (loss) from discontinued operations	—	(0.03)	—	1.86
Basic earnings (loss) per common share	$0.83	$(8.00)	$1.49	$(3.71)
Weighted-average shares outstanding	50,522	52,109	52,111	51,672

Diluted earnings per common share:
Income (loss) from continuing operations	$0.79	$(7.97)	$1.42	$(5.57)
Income (loss) from discontinued operations	—	(0.03)	—	1.86
Diluted earnings (loss) per common share	$0.79	$(8.00)	$1.42	$(3.71)
Weighted-average shares outstanding	53,143	52,109	54,612	51,672

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

Net income (loss)	$41,965	$(416,832)	$77,617	$(191,558)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(6,133)	(23,827)	8,447	(37,920)
Pension and other post retirement plans	4,279	(501)	6,634	1,503
Gain (loss) on cash flow hedge	(565)	(454)	(2,353)	(344)
Total other comprehensive income (loss), net of taxes	(2,419)	(24,782)	12,728	(36,761)
Comprehensive income (loss), net	$39,546	$(441,614)	$90,345	$(228,319)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share)

	At September 30, 2023	At September 30, 2022
CURRENT ASSETS
Cash and equivalents	$102,889	$120,184
Accounts receivable, net of allowances of $11,264 and $12,137	312,432	361,653
Inventories	507,130	669,193
Prepaid and other current assets	57,139	62,453
Assets of discontinued operations	1,001	1,189
Total Current Assets	980,591	1,214,672
PROPERTY, PLANT AND EQUIPMENT, net	279,218	294,561
OPERATING LEASE RIGHT-OF-USE ASSETS	169,942	183,398
GOODWILL	327,864	335,790
INTANGIBLE ASSETS, net	635,243	761,914
OTHER ASSETS	21,731	21,553
ASSETS OF DISCONTINUED OPERATIONS	4,290	4,586
Total Assets	$2,418,879	$2,816,474
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,625	$12,653
Accounts payable	116,646	194,793
Accrued liabilities	193,098	171,797
Current portion of operating lease liabilities	32,632	31,680
Liabilities of discontinued operations	7,148	12,656
Total Current Liabilities	359,149	423,579
LONG-TERM DEBT, net	1,459,904	1,560,998
LONG-TERM OPERATING LEASE LIABILITIES	147,224	159,414
OTHER LIABILITIES	132,708	190,651
LIABILITIES OF DISCONTINUED OPERATIONS	4,650	4,262
Total Liabilities	2,103,635	2,338,904
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,746 in both 2023 and 2022	21,187	21,187
Capital in excess of par value	662,680	627,982
Retained earnings	281,516	344,060
Treasury shares, at cost, 31,684 common shares and 27,682 common shares, respectively.	(577,686)	(420,116)
Accumulated other comprehensive loss	(70,010)	(82,738)
Deferred compensation	(2,443)	(12,805)
Total Shareholders’ Equity	315,244	477,570
Total Liabilities and Shareholders’ Equity	$2,418,879	$2,816,474

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income (loss)	$77,617	$(191,558)
Net income from discontinued operations	—	(96,157)
Income (loss) from continuing operations	77,617	(287,715)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation and amortization	65,445	64,658
Fair value write-up of acquired inventory sold	—	5,401
Stock-based compensation	41,112	33,135
Goodwill and intangible asset impairments	109,200	517,027
Asset impairment charges - restructuring	58,932	4,831
Provision for losses on accounts receivable	1,297	1,416
Amortization of deferred financing costs and debt discounts	4,235	3,775
Debt extinguishment, net	437	4,529
Deferred income tax provision (benefit)	(37,795)	(56,706)
Gain on sale of assets and investments	(12,960)	(469)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable	50,793	(20,662)
(Increase) decrease in inventories	129,209	(106,753)
(Increase) decrease in prepaid and other assets	621	(20,005)
Decrease in accounts payable, accrued liabilities and income taxes payable	(67,843)	(96,372)
Other changes, net	11,465	13,150
Net cash provided by operating activities - continuing operations	431,765	59,240
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(63,604)	(42,488)
Acquired business, net of cash acquired	—	(851,464)
Proceeds (payments) from investments	—	14,923
Proceeds (payments) from sale of business, net	(2,568)	295,712
Proceeds from sale of property, plant and equipment	20,961	90
Net cash used in investing activities - continuing operations	(45,211)	(583,227)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(133,814)	(126,677)
Purchase of shares for treasury	(163,970)	(10,886)
Proceeds from long-term debt	122,558	1,058,909
Payments of long-term debt	(221,781)	(511,194)
Financing costs	(3,025)	(17,065)
Other, net	(130)	258
Net cash provided by (used) in financing activities - continuing operations	(400,162)	393,345

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(2,994)	10,198
Net cash provided by (used in) investing activities	—	(2,627)
Net cash provided by (used in) discontinued operations	(2,994)	7,571
Effect of exchange rate changes on cash and equivalents	(693)	(5,398)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(17,295)	(128,469)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	120,184	248,653
CASH AND EQUIVALENTS AT END OF PERIOD	$102,889	$120,184
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$99,833	$78,274
Cash paid for taxes	70,937	80,264

Griffon evaluates performance based on adjusted income from continuing operations and adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of income (loss) from continuing operations to adjusted income from continuing operations, and earnings (loss) per common share from continuing operations to adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2023	2022	2023	2022
Income (loss) from continuing operations	$41,965	$(415,361)	$77,617	$(287,715)
Adjusting items:
Restructuring charges(1)	10,272	4,391	92,468	16,782
Gain on sale of buildings	(1,803)	—	(12,655)	—
Debt extinguishment, net	437	(758)	437	4,529
Acquisition costs	—	—	—	9,303
Strategic review - retention and other	(9)	6,463	20,225	9,683
Special dividend ESOP charges	6,452	10,538	15,494	10,538
Proxy expenses	—	—	2,685	6,952
Fair value step-up of acquired inventory sold	—	—	—	5,401
Goodwill and intangible asset impairments	9,200	517,027	109,200	517,027
Tax impact of above items(2)	(6,166)	(67,216)	(57,925)	(76,627)
Discrete and other certain tax provisions	2,712	4,574	175	3,913
Adjusted income from continuing operations	$63,060	$59,658	$247,721	$219,786

Earnings (loss) per common share from continuing operations	$0.79	$(7.97)	$1.42	$(5.57)

Adjusting items, net of tax:
Anti-dilutive share impact(3)	—	0.38	—	0.24
Restructuring charges(1)	0.14	0.06	1.26	0.23
Gain on sale of buildings	(0.02)	—	(0.18)	—
Debt extinguishment, net	0.01	(0.01)	0.01	0.06
Acquisition costs	—	—	—	0.15
Strategic review - retention and other	—	0.09	0.28	0.13
Special dividend ESOP charges	0.09	0.15	0.22	0.15
Proxy expenses	—	—	0.04	0.10
Fair value step-up of acquired inventory sold	—	—	—	0.07
Goodwill and intangible asset impairments	0.13	8.31	1.49	8.43
Discrete and other certain tax provisions	0.05	0.08	—	0.07
Adjusted earnings per share from continuing operations	$1.19	$1.09	$4.54	$4.07
Weighted-average shares outstanding	50,522	52,109	52,111	51,672
Diluted weighted average shares outstanding(3)	53,143	54,725	54,612	53,966
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the quarter and year ended September 30, 2023, restructuring charges relate to the CPP global sourcing expansion, of which $5,606 and $82,028, respectively, is included in Cost of goods and services and $4,666 and $10,440, respectively, is included in SG&A.

(2) Tax impact for the above reconciling adjustments from GAAP to non-GAAP Income from continuing operations and the related adjusted EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) In fiscal 2022, loss from continuing operations is calculated using basic shares on the face of the income statement. Per share impact of using diluted shares represents the impact of converting from the basic shares used in calculating earnings per share from the loss from continuing operations to the diluted shares used in calculating earnings per share from the adjusted income from continuing operations.